Filed Pursuant to Rule 433

Registration Statement No. 333-141218

March 19, 2009

BHP Billiton Finance (USA) Limited

5.500% Guaranteed Senior Notes due 2014

Fully and unconditionally guaranteed by

BHP Billiton Plc and BHP Billiton Limited

PRICING TERM SHEET

Issuer:	BHP Billiton Finance (USA) Limited

Guarantors:	BHP Billiton Plc and BHP Billiton Limited

Security:	5.500% Guaranteed Senior Notes due 2014 (the “2014 Notes”)

Format:	SEC Registered

Size:	US$1,500,000,000

Denomination:	The 2014 Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Issuance Date:	March 18, 2009

Settlement Date:	March 25, 2009

Maturity Date:	April 1, 2014

Interest Payment Dates:	October 1 and April 1 of each year, commencing on October 1, 2009

Public offering price:	Per Note: 99.666% Total: $1,494,990,000

All-in proceeds to issuer:	$1,489,740,000

Treasury Benchmark:	1.875% due February 2014

US Treasury Yield:	1.577%

Spread to Treasury:	400bps

Re-Offer Yield:	5.577%

Coupon:	5.500%

Ranking:	The 2014 Notes are unsecured and will rank equally with all of BHP Billiton Finance (USA) Limited’s other unsecured and unsubordinated indebtedness.

Use of proceeds:	General corporate purposes

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.

Billing & Delivering:	Barclays Capital Inc.

CUSIP Number:	055451 AG3

ISIN:	US055451AG34

Expected Ratings:	A1/A+

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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275. Ext 2663 or Citigroup Global Markets Inc toll free at 1-877-858-5407 or Goldman, Sachs & Co. toll free at 1-866-471-2526.

BHP Billiton Finance (USA) Limited

6.500% Guaranteed Senior Notes due 2019

Fully and unconditionally guaranteed by

BHP Billiton Plc and BHP Billiton Limited

PRICING TERM SHEET

Issuer:	BHP Billiton Finance (USA) Limited

Guarantors:	BHP Billiton Plc and BHP Billiton Limited

Security:	6.500% Guaranteed Senior Notes due 2019 (the “2019 Notes”)

Format:	SEC Registered

Size:	US$1,750,000,000

Denomination:	The 2019 Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

Issuance Date:	March 18, 2009

Settlement Date:	March 25, 2009

Maturity Date:	April 1, 2019

Interest Payment Dates:	October 1 and April 1 of each year, commencing on October 1, 2009

Public offering price:	Per Note: 99.679% Total: $1,744,382,500

All-in proceeds to issuer:	$1,736,507,500

Treasury Benchmark:	2.750% due February 2019

US Treasury Yield:	2.544%

Spread to Treasury:	400bps

Re-Offer Yield:	6.544%

Coupon:	6.500%

Ranking:	The 2019 Notes are unsecured and will rank equally with all of BHP Billiton Finance (USA) Limited’s other unsecured and unsubordinated indebtedness.

Use of proceeds:	General corporate purposes

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.

Billing & Delivering:	Citigroup Global Markets Inc.

CUSIP Number:	055451 AH1

ISIN:	US055451AH17

Expected Ratings:	A1/A+

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Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275. Ext 2663 or Citigroup Global Markets Inc toll free at 1-877-858-5407 or Goldman, Sachs & Co. toll free at 1-866-471-2526.